Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 28, 2010, relating to the financial statements and financial highlights of BlackRock International Fund of BlackRock Series, Inc. and BlackRock Master International Portfolio of BlackRock Master LLC, appearing in the Annual Report on Form N-CSR of BlackRock Series, Inc. for the year ended October 31, 2010. We also consent to the incorporation by reference in this Registration Statement of our report dated August 26, 2010, relating to the financial statements and financial highlights of BlackRock International Value Fund of BlackRock International Value Trust appearing in the Annual Report on Form N-CSR of BlackRock International Value Trust for the year ended June 30, 2010. We also consent to the references to us under the headings “Other Service Providers — Independent Registered Public Accounting Firm”, “Financial Highlights”, “Form of Agreement and Plan of Reorganization — Representations of the Target Company on behalf of the Target Fund” and “Form of Agreement and Plan of Reorganization — Representations of the Acquiring Company, on behalf of the Acquiring Fund” in the Combined Prospectus/Proxy Statement, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 31, 2011